Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES FIRST QUARTER RESULTS

REPORTS NEW CONTRACTS FOR $13.9 MILLION

Houston, TX — May 12, 2005. Sterling Construction Company, Inc. (AMEX:STV), (“Sterling” or the “Company”), today announced results of operations for the first quarter ended March 31, 2005. Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer, and light rail projects in Texas; and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania. During 2004 the minority interests in both these subsidiaries were acquired by the Company.

First Quarter 2005 Compared to First Quarter 2004

•	Consolidated revenues rose 42% to $45.9 million from $32.3 million;

•	Consolidated Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) rose 30% to $3.0 million compared to last year’s EBITDA, before minority interest, of $2.3 million;

•	Net income rose 167% to $0.8 million from $0.3 million;

•	Diluted earnings per share rose 125% to $0.09 from $0.04, despite an increase in the number of shares outstanding.

Commenting on the results, Joseph Harper, the Company’s President said that both segments exceeded their budgeted operating profits for the first quarter, and the Construction Segment further increased its contract backlog during the quarter. Accordingly, he said, management believes that the Company will comfortably achieve its previously-issued guidance for fiscal 2005, first given on March 23, 2005, of consolidated revenues exceeding $200 million, consolidated EBITDA of at least $14 million and consolidated pre-tax income above $8 million.

Mr. Harper noted that Construction revenues, at $39.4 million, were 54% higher than in the same period in the prior year, leading to a significant increase in the segment’s gross profits. Although there was generally better weather in the first quarter of 2005 than in the first quarter last year, quarter to quarter gross margins as a percentage of revenues declined due in large part to the fact that many contracts in progress this year were won during 2003 and 2004 in a very competitive bidding climate. However, Construction Segment margins are expected to improve during the course of fiscal 2005, he said.

Although there was a slight decrease in sales by the Distribution Segment during the first quarter, this was more than offset by higher gross margins than in the first quarter of last year.

(more)

Sterling Construction Company News Release May 12, 2005	Page 2

Maarten Hemsley, the Company’s Chief Financial Officer, said, “While our statement of operations includes a full income tax provision, we have substantial tax loss carryforwards sheltering most pre-tax operating income from federal taxes. On a pre-tax basis, diluted earnings per share were $0.13 for the first quarter of 2005 compared with $0.06 for the first quarter of last year.”

To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, shareholders and prospective shareholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5%, as such an accumulation could, under current tax laws, adversely affect the use of the tax losses.

New Contracts
The Company also announced that it was low bidder on May 11th on a $5.3 million utility and paving contract for TX-DoT, and on May 12th was apparent low bidder on an $8.6 million contract from the City of Houston to install a major storm sewer.

Conference Call
Sterling’s management will host a conference call Friday, May 13th at 10:00 am EDT/9:00 am CDT to discuss first quarter results and recent corporate developments. The call will be hosted by Patrick Manning, Sterling’s Chairman and CEO and Maarten Hemsley, CFO. Interested parties may participate in the call by dialing 706-679-0858. Please call in 10 minutes before the conference is scheduled to begin and ask for the Sterling Construction call. To listen to a webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the website.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company of future financial results or other events is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update its predictions.

(See Accompanying Table)

Sterling Construction Company News Release May 12, 2005	Page 3

STERLING CONSTRUCTION COMPANY, INC. AND SUBSIDIARIES
($ thousands, except share and per share data)

	Three months	Three months
	Ended	Ended
Summary Consolidated Statements of Operations	March 31,	March 31,
(unaudited)	2005	2004
Revenues	$45,949	$32,309
Expenses, including interest expense	44,721	31,679

Income before minority interest expense and income taxes	1,228	630
Minority interest	—	167

Pre-tax income	1,228	463
Income tax expense	401	195

Net income	$827	$268

Per share amounts:
Basic	$0.11	$0.05
Diluted	$0.09	$0.04
Weighted average number shares outstanding:
Basic	7,389,499	5,172,458
Diluted	9,283,485	7,266,573

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, 281-821-9091	Robert Greenberg 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com

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